                                                                     Exhibit 4.4

                              TRANSFER AGREEMENT


          THIS TRANSFER AGREEMENT (the "Agreement"), dated as of June 1, 1995, is made and entered into between Green Tree Manufactured Housing Net Interest Margin Finance Corp. I, a Delaware corporation ("Finance I"), Green Tree Manufactured Housing Net Interest Margin Finance Corp. II, a Delaware corporation ("Finance II"), and Green Tree Securitized Net Interest Margin Trust 1995-A, a Delaware business trust (the "Trust") created pursuant to a Trust Agreement dated as of June 1, 1995, among Finance I, Finance II and Wilmington Trust Company, a Delaware banking corporation, as Trustee (the "Trustee").

          WHEREAS, pursuant to a Residual Assets Assignment, dated as of June 1, 1995, made by Green Tree Financial Corporation, a Delaware corporation ("Green Tree"), in favor of Finance I and Finance II (the "Residual Assets Assignment"), Finance I and Finance II are the owners of certain residual interests (the "Residual Assets") in the "real estate mortgage investment conduits" ("REMICs") identified in Appendix I attached hereto. (All capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Residual Assets Assignment.)

          WHEREAS, pursuant to the terms and conditions set forth herein, Finance I and Finance II desire to transfer the Residual Assets to the Trust.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                         ASSIGNMENT OF RESIDUAL ASSETS

          1.01 Residual Assets. Subject to and upon the terms and conditions set forth in this Agreement, Finance I and Finance II, as a contribution of capital, hereby transfer, assign and deliver to the Trust their right, title and interest in each of the Residual Assets, effective June 1, 1995. In order to effect such transfer, Finance I and Finance II shall deliver to or upon the order of the Trust the certificates evidencing such Residual Assets, duly endorsed by Finance I and Finance II, plus all distributions received on the Residual Assets on July 15, 1995.

          1.02 Rights Under Residual Assets Assignment. Subject to and upon the terms and conditions set forth in this Agreement, as part of the foregoing transfer, Finance I and Finance II hereby assign to the Trust all their rights under the Residual Assets Assignment, including but not limited to the obligation of Green

Tree to make Inside Refinancing Payments and Repurchase Payments and the obligation of Green Tree to continue to act as servicer of the Contracts.

          1.03 Security Interest in Residual Assets. Although the parties intend that the assignment of the Residual Assets pursuant to this Agreement shall constitute an absolute assignment and not a loan, if such assignment is deemed to be a loan, the parties intend that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The parties also intend and agree that Finance I and Finance II shall be deemed to have granted to the Trustee, and Finance I and Finance II do hereby grant to the Trustee, a security interest in the items designated in
Section 1.01 above, and that this Agreement shall constitute a security agreement under applicable law. Finance I and Finance II further represent and warrant that all steps necessary to make such security interest a first-priority perfected security interest have been taken and Finance I and Finance II further covenant that they will take all steps necessary to maintain the first-priority perfected status of such security interest during the term of this Agreement.
If the trust created by the Trust Agreement terminates prior to the satisfaction of the claims of any person under any Senior Certificates (as defined in the Trust Agreement), the security interest created hereby shall continue in full force and effect and the Trustee shall be deemed to be the collateral agent for the benefit of such person.


                                  ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF FINANCE I AND FINANCE II

          Finance I and Finance II hereby represent and warrant to the Trust that:

          2.01 Finance I and Finance II. Finance I and Finance II are corporations duly organized, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to enter into this Agreement and to perform the obligations required of them hereunder. The execution and performance of this Agreement by Finance I and Finance II and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to Finance I and Finance II, and do not and will not conflict with any of the terms of their respective Certificate of Incorporation or By-Laws. The execution and performance of this Agreement will not conflict with any material agreements of Finance I and Finance II that would result in a material adverse effect on Finance I and Finance II.

          2.02 Title to the Residual Assets. Finance I and Finance II are the sole owners of the Residual Assets, free and clear of all liens and encumbrances, and upon endorsement and delivery of the Residual Assets to the Trust the Trust shall be the sole owner of the Residual Assets, free and clear of all liens and encumbrances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE TRUST

          The Trust hereby represents and warrants to Finance I and Finance II that:

          3.01 Effective Agreement. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder. The execution and performance of this Agreement by the Trust and the consummation of the transactions contemplated hereby will not violate any provision of law applicable to the Trust, and do not and will not conflict with the terms of any governing instrument relating to the conduct of its business, or of any other material agreements to which the Trust is a party or by which it may be bound.


                                  ARTICLE IV
                                 MISCELLANEOUS

          4.01 Remedies. Finance I and Finance II hereby assign to the Trust all of the rights and remedies available to them under the Residual Assets Assignment.

          4.02 Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the date hereof.

          4.03 Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered or mailed to the parties hereto at the appropriate following address:

          (a)  If to Finance I, to:

               Green Tree Manufactured Housing Net Interest Margin
               Finance Corp. I
               Registered Agent:  The Corporation Trust Company
               Corporation Trust Center
               1209 Orange Street
               Wilmington, DE  19801
               Telephone Number:  (302) 658-7581
               Telecopier Number:  (302) 655-5049

          (b)  If to Finance II, to:

               Green Tree Manufactured Housing Net Interest Margin Finance Corp. II
               Registered Agent:  The Corporation Trust Company
               Corporation Trust Center
               1209 Orange Street
               Wilmington, DE  19801
               Telephone Number:  (302) 658-7581
               Telecopier Number:  (302) 655-5049

          (c)  If to the Trust, to:

               Green Tree Securitized Net Interest Margin Trust 1995-A In care of Wilmington Trust Company
               Attention:  Corporate Trust Administration
               Rodney Square North
               1100 North Market Square
               Wilmington, DE  19890-0001
               Telephone Number:  (302) 651-8653
               Telecopier Number:  (302) 651-8882

          (d)  If to the Rating Agencies, to:

               Fitch Investors Services, Inc.
               One State Street Plaza
               New York, NY  10004

               Moody's Investors Services, Inc.
               99 Church Street
               New York, New York  10007
               Attention:  ABS Monitoring Department

or to such other address as Finance I, Finance II, the Trust or the Rating Agencies shall have specified to the others in writing.

          4.04 Amendment and Waiver. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Trust and Finance I or Finance II, as applicable, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed or construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement. Finance I shall mail notification of any such amendment or waiver to the Rating Agencies.

          4.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          4.06 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. The invalidity of any provision hereof shall not affect the validity of any other provision.

          4.07 Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors and assigns, any rights, obligations, remedies or liabilities.

          4.08 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          4.09 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

          4.10 Limitation of Trustee's Liability. Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by Wilmington Trust Company not in its individual capacity but solely in its capacity as Trustee of the Trust and in no event shall Wilmington Trust Company in its individual capacity, or any beneficial owner of the Trust, have any liability for the representations, warranties, covenants, agreements or other obligations of the Trust hereunder, as to all of which recourse shall be had solely to the assets of the Trust. For all purposes of this Agreement, in the performance of any duties or obligations of the Trust hereunder, the Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Articles VI, VII and VIII of the Trust Agreement.

          4.11 Non-Petition Covenant. Finance II hereby agrees that it shall not, for any reason, institute proceedings for the Trust to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to the bankruptcy of the Trust, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or a substantial part of the property of the

Trust or cause or permit the Trust to make any assignment for the benefit of creditors, or admit in writing the inability of the Trust to pay its debts generally as they become due, or declare or effect a moratorium on the debt of the Trust or take any action in furtherance of any such action.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. I


                              By____________________________
                                Its_________________________


                              GREEN TREE MANUFACTURED
                              HOUSING NET INTEREST MARGIN
                              FINANCE CORP. II


                              By____________________________
                                Its_________________________


                              GREEN TREE SECURITIZED NET
                              INTEREST MARGIN TRUST 1995-A
                                 By Wilmington Trust Company, not in its
                                 individual capacity but solely as Trustee


                              By____________________________
                                Its_________________________

                                  APPENDIX I
                                RESIDUAL ASSETS

                          DATE OF                              REGISTERED
SECURITIZED POOL   POOLING AND SERVICING                          OWNER
      NAME               AGREEMENT          RESIDUAL ASSET      OR HOLDER
----------------   ---------------------    --------------     ----------

GTFC 1994-5         August 1, 1994         Class C Certificate  GTFC-Two

GTFC 1994-6         September 1, 1994      Class C Certificate  GTFC-Two

GTFC 1994-7         October 1, 1994        Class C Certificate  GTFC-Two

GTFC 1994-8         December 1, 1994       Class C Certificate  GTFC-Two

GTFC 1995-1         February 1, 1995       Class C Certificate  GTFC-Two

GTFC 1995-2         March 1, 1995          Class C Certificate  GTFC-Two

GTFC 1995-3         May 1, 1995            Class C Certificate  GTFC-Two

GTFC 1995-4         June 1, 1995           Class C Certificate  GTFC-Two

GTFC 1995-5         July 1, 1995           Class C Certificate  GTFC-Two

                                      I-1